Exhibit 99.1
LEADING VERTICALLY INTEGRATED AI INFRASTRUCTURE AND HIGH-PERFORMANCE COMPUTE PROVIDER

CONFIDENTIAL | 2 DISCLAIMERS This presentation (together with oral statements made in connection herewith, this “Presentation”) is for informational purposes only. Refer to the Glossary beginning on Slide 34 of this Presentation for certain defined terms used herein. This Presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful. This Presentation has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination among Cartica Acquisition Corp (“Cartica”), Nidar Infrastructure Limited (“Nidar”) and Yotta Data and Cloud Limited, a wholly-owned subsidiary of Nidar and the related transactions (the “Proposed Business Combination”) and for no other purpose. Yotta Data Services Private Limited (“Yotta”) is a wholly–owned subsidiary of Nidar. These materials are exclusively for the use of the party or the parties to whom they have been provided by representatives of Cartica and Nidar. This Presentation supersedes and replaces all previous oral or written communications relating to the subject matter hereof. Information disclosed in this Presentation is current as of October 15, 2025 except as otherwise provided herein, and neither Nidar nor Cartica nor any of their respective representatives undertakes or agrees to update this Presentation after the date hereof. By your acceptance of this Presentation, you acknowledge that applicable securities laws restrict a person from purchasing or selling securities of a person with tradeable securities and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Certain information included herein describes or assumes the expected terms that will be included in the agreements to be entered into by the parties to the Proposed Business Combination. Such agreements are under negotiation and subject to change. The consummation of the Proposed Business Combination is also subject to other various risks and contingencies, including customary closing conditions. There can be no assurance that the Proposed Business Combination will be consummated with the terms described herein or otherwise. As such, the subject matter of these materials is evolving and is subject to further change by Cartica and Nidar in their joint and absolute discretion. Neither the U.S. Securities and Exchange Commission (“SEC”) nor any securities commission of any other U.S. or non-U.S. jurisdiction has approved or disapproved of the Proposed Business Combination presented herein or determined that this Presentation is truthful or complete. No representations or warranties, express or implied, are given in, or in respect of, this Presentation, and no person may rely on any of the information or projections contained herein. To the fullest extent permitted by law, in no circumstances will Cartica, Nidar, any placement agent, any financial advisor or any of their respective subsidiaries, shareholders, affiliates, representatives, directors, officers, employees, advisers or agents be responsible or liable, including for a direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it, or any opinions communicated in relation thereto or otherwise arising in connection therewith. In addition, this Presentation does not purport to be all inclusive or to contain all of the information that may be required to make a full analysis of Cartica, Nidar or the Proposed Business Combination. Viewers of this Presentation should each make their own evaluation of Cartica, Nidar and the Proposed Business Combination, and of the relevance and adequacy of the information and should make such other investigations as they deem necessary. Nothing herein should be construed as legal, financial, tax or other advice. You should consult your own advisers concerning any legal. financial, tax or other considerations concerning the opportunity described herein. The general explanations included in this Presentation cannot address, and are not intended to address, your specific investment objectives, financial situations or financial needs. Oppenheimer & Co. ("Oppenheimer") is acting placement agent in connection with the Proposed Business Combination. Oppenheimer, its affiliates and any of its employees, directors, officers, contractors, advisors, members, successors, representatives or agents make no representation or warranty as to the accuracy or completeness of this Presentation, and shall have no liability for any representations (express or implied) contained in, or for any omissions from, this Presentation or any other written or oral communications transmitted to the recipient in the course of its evaluation of Cartica, Nidar and the Proposed Business Combination. The only information that will have any legal effect and upon which an interested party may rely upon will be that in such representations and warranties as may be contained in a definitve agreement between such party and Cartica or Nidar relating to the Proposed Business Combination, if any. Forward-Looking Statements This Presentation includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” plan,” project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding expectations of Nidar or Cartica concerning the outlook for their business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets, as well as any information concerning possible, assumed, estimated or expected future operations and future financial performance of Nidar and Yotta. Forward-looking statements also include statements regarding the expected benefits of the Proposed Business Combination. These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of management of Cartica, Nidar and Cartica Acquisitions Partners, LLC (the “Sponsor”) and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Cartica, Nidar and the Sponsor. You should carefully consider the risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Cartica’s final prospectus relating to its initial public offering dated January 4, 2022, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and its subsequent filings with the SEC. In addition, there are risks and uncertainties described in the Registration Statement on Form F-4 filed with the SEC on November 13, 2024, as amended on December 30, 2024 and June 30, 2025, by Nidar in connection with the Proposed Business Combination (as amended from time to time, the “Registration Statement”) and in the other documents filed by Nidar from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the Proposed Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could materially and adversely affect the combined company or the expected benefits of the Proposed Business Combination or that the approval of shareholders is not obtained; failure to realize the anticipated benefits of the Proposed Business Combination; risks relating to the uncertainty of the projected financial information with respect to Nidar; any downturn or volatility in economic conditions, including inflation; risks related to the rollout of Nidar’s business and the timing of expected business milestones, and to relationships with customers; the effects of competition on Nidar’s future business; risks related to Nidar’s ability to protect its intellectual property and avoid infringement by others, or claims of infringement against it; disruption of Nidar’s relationships with its customers, business partners and others resulting from the announcement of the Proposed Business Combination; the amount of redemption requests made by Cartica’s public shareholders; the ability of Cartica or the combined company to issue equity or equity-linked securities in connection with the Proposed Business Combination or in the future. If any of these risks materialize or Nidar’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Cartica nor Nidar presently know or that they currently believe are immaterial that could also cause actual results to differ, potentially materially, from those contained in or implied by the forward-looking statements. In addition, forward-looking statements reflect Cartica’s and Nidar’s expectations, plans or forecasts of future events and views as of the date of this Presentation. There may be additional risks that Cartica and Nidar do not presently know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. While Cartica or Nidar may elect to update these forward-looking statements at some point in the future, Cartica and Nidar specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Cartica’s or Nidar’s assessments as of any date subsequent to the date of this Presentation. Accordingly, undue reliance should not be placed upon the forward-looking statements.

CONFIDENTIAL | 3 DISCLAIMERS (CONT’D.) Financial Information; Non-IFRS Financial Measures The financial information contained in this Presentation has been taken from, or prepared based on, the historical financial statements of Nidar for the periods presented. Nidar’s historical financial information is prepared in accordance with international financial reporting standards (“IFRS”). Such information has been audited in accordance with Public Company Oversight Board (“PCAOB”) standards. Certain monetary amounts, percentages and other figures included in this Presentation have been subject to rounding adjustments. Certain other amounts that appear in this Presentation may not sum due to rounding. This Presentation includes certain financial measures not presented in accordance with IFRS, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin, Core Revenue, Core EBITDA, Non-Core Revenue and Non-Core EBITDA. These non-IFRS financial measures are not measures of financial performance in accordance with IFRS and may exclude items that are significant in understanding and assessing Nidar’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under IFRS. You should be aware that Nidar’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Nidar believes these non-IFRS measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Nidar’s financial condition and results of operations. A reconciliation of non-IFRS financial measures used in this Presentation to the most directly comparable IFRS financial measures is included in the Appendix beginning on Slide 28 with respect to historical financial information but is not included with respect to forecasted financial information. This Presentation contains financial forecasts for Nidar (including Yotta) with respect to certain financial results for Nidar’s fiscal years through 2026. Neither Cartica’s nor Nidar’s independent auditors have audited, studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation. These projections are forward-looking statements and should not be relied upon as being necessarily indicative of future results. See “Forward-Looking Statements” on Slide 2 of this Presentation. In this Presentation, certain of the above-mentioned projected information has been provided for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Nidar or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this Presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. This Presentation also includes certain projections of non-IFRS financial measures, including EBITDA, EBITDA margin, Core Revenue, Core EBITDA, Non-Core Revenue and Non-Core EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Nidar is unable to quantify certain amounts that would be required to be included in the most directly comparable IFRS financial measures without unreasonable effort. Consequently, no disclosure of the projected most directly comparable IFRS measures is included, and no reconciliation of forward-looking EBITDA and EBITDA margin to the most directly comparable IFRS measures is included. Industry and Market Data; Trademarks This Presentation has been prepared by Nidar and Cartica and includes market data and other statistical information from sources believed by Nidar and Cartica to be reliable, including independent industry publications, governmental publications or other published independent sources. Some data is also based on the good faith estimates of Nidar and Cartica, which are derived from their review of internal sources as well as the independent sources described above. While Nidar is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors. No representations or warranties expressed or implied are given in, or in respect of, this Presentation by any party, including Oppenheimer. Although Nidar and Cartica believe these sources are reliable, they have not independently verified the information and cannot guarantee its accuracy and completeness. As such, this information is subject to change. Recipients of this Presentation should not consider its contents, or any prior or subsequent communications from or with Nidar, Cartica or the Sponsor or their respective representatives, including Oppenheimer, as investment, legal, financial or tax advice. This Presentation contains preliminary information only, is subject to change at any time and is not, and should not be assumed to be, complete or to constitute all of the information necessary to adequately make an informed decision regarding your engagement with Nidar and Cartica. Nidar and Cartica own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This Presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this Presentation is not intended to and does not imply a relationship with Nidar and Cartica, or an endorsement or sponsorship by or of Nidar and Cartica. Solely for convenience, the trademarks, service marks and trade names referred to in this Presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Nidar and Cartica will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. Additional Information and Where to Find It This Presentation relates to the Proposed Business Combination. This Presentation does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Nidar has filed the Registration Statement, which includes a proxy statement and prospectus. The proxy statement/prospectus will be sent to all Cartica shareholders. Nidar and Cartica also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Cartica are urged to read the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Business Combination as they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus, and all other relevant documents filed or that will be filed with the SEC by Nidar and/or Cartica through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Cartica may be obtained free of charge from Cartica’s website at https://carticaspac.com/investor-resources/ or by written request to Cartica at Cartica Acquisition Corp, c/o Morrison & Foerster LLP, 2100 L Street, NW, Suite 900, Washington, DC 20037. Participants in Solicitation Cartica, Nidar and their respective directors, managers and officers may be deemed participants in the solicitation of proxies of shareholders in connection with the Proposed Business Combination. Cartica shareholders and other interested persons may obtain more detailed information regarding the directors, managers and officers of Cartica in Cartica’s filings with the SEC, which may be obtained, without charge, on the website maintained by the SEC at www.sec.gov. Additional information will be available in the definitive proxy statement included in the Registration Statement when it becomes available. No Offer or Solicitation This Presentation relates to the Proposed Business Combination and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Proposed Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and otherwise in accordance with applicable law. Risk Factors For a description of the risks relating to Nidar, Yotta, Cartica and the Proposed Business Combination, please see the “Risk Factors” in the Appendix to this Presentation.

CONFIDENTIAL | 4 1. Represents management’s estimates that may change as the development process proceeds and/or utilization of the data center is determined ~50 MW Currently Live Through Yotta Data Centers 892+ MW1 Potential IT Capacity Leader in High Growth Indian Market YOTTA IS THE DOMINANT INDIAN AI AND CLOUD SERVICES PLATFORM Vertically Integrated Infrastructure at Scale Strategic Relationships with Leading Global Hyperscalers SaaS-Based Revenue Model with Strong Sovereign Customer Base 1 of 6 Elite Reference Platform Cloud Partners to NVIDIA

EXPERIENCED MANAGEMENT TEAM

YOTTA

Significant industry influence and experience poised to fuel growth at Yotta



YOTTA

Darshan Hiranandani
Co-Founder & Chairman

- Serves as CEO of the Hiranandani Group and the Nidar Group
- Founded H-Energy, which began development of India's first floating LNG terminal in 2017

Hiranandani | H-ENERGY | the nidar group



YOTTA

Sunil Gupta
Co-Founder & CEO

- 30+ years in managing data center development and operations
- Built and operated 20+ third party data centers in India
- Executive Director and President of NTT Netmagic from 2010-2019

NTT



CARTICA

Suresh Guduru
CEO & Board Member

- 25+ years of experience as a seeder, investor, founder and CEO
- Previously served as the Chairman and Director of Royal Treasures, Director of Green Foods, CEO of Organic Ingredients and President of Oakmead Village

Royal Treasures | Green Foods | Organic Ingredients | Oakmead Village



CARTICA

Brian Coad
COO & CFO

- 30+ years of experience building and growing businesses
- Served as COO of Cartica Management, LLC from 2012-2020
- Previously served as CFO of Broadpoint Securities Group (NADSAQ: BPSG)

CARTICA | Broadpoint Securities Group



YOTTA

Saurabh Bharat
Senior Vice President- Finance

- 18 years of experience across business development, capital raising and treasury operations
- Served as Corporate Finance Specialist since 2020 and previously worked in a business development capacity for H-Energy

H-ENERGY

CONFIDENTIAL | 5

KEY INVESTMENT HIGHLIGHTS

YOTTA


YOTTA

1. Leading Vertically Integrated AI and Cloud Compute Provider

Only full-technology stack, vertically integrated AI infrastructure provider at significant scale in the Indian market

2. Strategic Alignment with NVIDIA

1 of 6 Global Reference Platform NVIDIA Cloud Partners (NCPs). Partnership with NVIDIA provides access to GPUs and technology expertise

3. Strong AI and Data Center Market Tailwinds

Rapid growth in data demand paired with inadequate supply leading to influx of hyperscaler investments as well as government support in India

4. High Quality, Growing Contracted ARR with Blue-Chip Customer Base

$196mm of ARR in place for FY26E and total contracted ARR of $500mm+ (e.g., India Strategic Microsoft partnership via Shakti Cloud)

5. Unique Access to Land Bank and Power Grid

Land bank and power distribution licenses provide direct access to power to meet demand with 53 MW in live IT capacity and potential for 892+ MW

6. Experienced Data Center, Cloud and Managed Services Provider

Exceptional platform and management team combining expertise in real estate, data center engineering, cloud, Managed Services and AI experience

CONFIDENTIAL | 6

FULL-STACK TECHNOLOGY AND SOVEREIGN CLOUD DIFFERENTIATES YOTTA FROM PEERS

1

YOTTA

Yotta is powering the AI revolution with sovereign cloud infrastructure and deep enterprise partnerships

Integrated AI and Cloud Infrastructure

AI Leadership

- Comprehensive product suite across AI lifecycle, Shakti Cloud
- 1 of 6 Global Reference Platform NCPs to NVIDIA
- Empaneled under India AI Mission to provide 50%+ of national GPU compute

Technology Stack & Product Suite

- Enhanced AI IaaS and PaaS services powered by NVIDIA GPUs
- $50mm+ invested in proprietary orchestration stack
- Integration with Microsoft AzureAI Service Stack

Partnerships & Ecosystem

- Deep partnerships with NVIDIA, Microsoft, Deloitte, PWC, GT and others
- Strengthening AI ecosystem via Sarvam, Hanooman and developer communities
- Launched Shambho & Rudra with NASSCOM & NVIDIA to support early-stage startups

Trusted, Sovereign AI Cloud

- Fully India-compliant Sovereign Cloud – Yntraa, represents $500 million ARR opportunity
- Serves as a platform for sensitive data and regulated industries
- Simple user interface, predictable pricing, unified platform experience

CONFIDENTIAL | 7

CONFIDENTIAL | 8 Direct Access to Power VERTICALLY INTEGRATED AI CLOUD INFRASTRUCTURE Yotta is the only fully integrated AI Cloud Services provider in India 1 Yotta’s power distribution source is owned by Nidar Holding Company Self-Sufficiency Yotta’s closed-loop power origination eliminates the need for intermediaries Operational Efficiency Streamlined procurement process and industry “know-how” improves efficiency End-to-End Expertise Yotta has end-to-end mastery, from power procurement to cloud deployment Reduced Barriers Enable Rapid Growth Access to power and land allows for scaling flexibility and removes the two largest barriers to growth

YOTTA OUTPERFORMS PEERS ACROSS THE BOARD

1 YOTTA

Competitive Edge - Yotta is building premier data centers with AI compute capacity in India

KEY VALUE PROPOSITIONS	YOTTA	NTT DATA	sify	CtrlS	STTelemedia Global Data Centres	Princeton Digital Group	adaniconnex
ANNOUNCEMENT OF ENTRY INTO INDIA	2019	1998	1998	2006	1995	2020	2019
GPU ACCESS AND AI SERVICES EXPERTISE	✓	X	X	X	X	X	X
EXISTING PAN-INDIAN LAND BANK	✓	X	X	X	X	X	✓
EXPERIENCE IN NEW LAND ACQUISITION	✓	X	X	X	X	X	✓
POWER AND FIBER EXPERTISE	✓	X	X	X	X	X	✓
CORE & SHELL CONSTRUCTION EXPERTISE	✓	X	X	X	X	X	X
EXISTING RELATIONS & EXPERIENCE WITH LOCAL CONTRACTORS & VENDORS	✓	✓	✓	✓	X	X	X
DATACENTER MEP DESIGN EXPERTISE	IN-HOUSE	OUTSOURCED	OUTSOURCED	OUTSOURCED	OUTSOURCED	OUTSOURCED	OUTSOURCED
MTSAS WITH MAJOR HYPERSCALERS AND IT COMPANIES	✓	✓	✓	✓	✓	✓	✓
DATACENTER OPERATIONS & SECURITY EXPERTISE	✓	✓	✓	✓	✓	✓	✓
CLOUD & MANAGED SERVICES	✓	✓	✓	✓	X	X	X
POWER DISTRIBUTION LICENSE	✓	X	X	X	X	X	✓

CONFIDENTIAL | 9

2 YOTTA

STRATEGIC NVIDIA PARTNERSHIP SUPER-CHARGES YOTTA DATA CENTERS WITH NVIDIA GPUS

NVIDIA strategic partnership provides Yotta with access to advanced GPUs at scale

GPU Capacity Outlook


8,192 1
34,816 2
84,816 3
Currently Operating
Mar-26
Sep-26

$10.4 million
Current Maximum Monthly Revenue on BareMetal

8 – 10 Years
Useful Life of NVIDIA GPUs

1 of 6
Reference Platform NVIDIA Cloud Partners

1st
Cloud Partner in the APAC Region Inducted into NVIDIA's Exemplar Cloud Program

1. 8,192 H100 GPUs currently operating and generating revenue
2. Incremental 2,048 H200 GPUs and 3,072 B200 GPUs operating and generating revenue. Additional 5,120 B200 GPUs under installation and implementation. Expected 16,384 B200 GPUs under revenue sharing with 80 / 20 split between Yotta and third-party investor, which is not considered in Yotta's base case financial projections and is considered an upside scenario
3. Capacity to install 50,000+ GPUs in Mumbai and Delhi within the next 12-18 months. This is not considered in Yotta's base case financial projections and is considered an upside scenario

CONFIDENTIAL | 10

RAPIDLY INCREASING GLOBAL DEMAND FOR AI SERVICES DRIVING DATA CENTER GROWTH

3 YOTTA

AI Cloud demand continues to outpace supply fueled by new model development, sovereign AI, hyperscaler investment and enterprise adoption

Recent News is Testament to Rising Demand for AI Services

9/30/25	CoreWeave	&	Meta	$14.2 Billion Cloud Service Contract
9/25/25	Cipher Mining	&	FluidStack	10-Year HPC Colocation Agreement
9/22/25	OpenAI	&	NVIDIA	Partner to Deploy 10+ GW of NVIDIA Systems
9/10/25	OpenAI	&	ORACLE	$300 Billion in Computing Power Over 5-Years
8/18/25	Google	&	TERAWULF	Google Acquires 14% of TeraWulf
7/7/25	CoreWeave	&	CORE SCIENTIFIC	CoreWeave Acquires Core Scientific

Google Announces $15 billion Investment to Build AI Hub in India

The Google AI hub in Visakhapatnam represents a landmark investment in India's digital future …we are enabling businesses to innovate faster and creating meaningful opportunities for inclusive growth " – Thomas Kurian – CEO (Oct 2025)

Google

Perplexity AI Says India is Largest User Base and Plan to Launch India Fund

"We intend to set up a Perplexity fund and do more in India. India has a unique infrastructure like UPI that enables agentic experiences not seen in the West."

– Aravind Srinivas – CEO (Oct 2025)

perplexity

Microsoft Announces $3 billion Investment in India to Expand AI / Cloud

"This is the golden age for systems when it comes to innovation."

– Satya Nadella – CEO (Jan 2025)

Microsoft

OpenAI Opens First Office in India

"AI Adoption in India has been amazing to watch – ChatGPT users grew 4x in the past year – and we are excited to invest much more in India!"

– Sam Altman, OpenAI - CEO (Aug 2025)

OpenAI

Hyperscalers' Large Capex Spend in 2025[2]

amazon $118 Billion[1]	Microsoft $88 Billion[2]
Google $85 Billion[3]	Meta $69 Billion[4]
ORACLE $27 Billion[5]	CoreWeave $22 Billion[6]

Big Tech's AI spending projected to exceed **$490 billion** in 2026, cumulative **$2.8 trillion** through 2029[7]

Data center growth is surging due to the massive growth in data, cloud adoption, AI, HPC, edge computing, e-commerce, FinTech, etc. Operational and compute costs will become critical to achieve optimal profitability

1. Assumes Q2 2025 capex is "reasonably representative" of spending through remainder of 2025, as stated on Q2 2025 earnings call
2. Represents FY 2025 total (ended July 30, 2025)
3. Company's Q2 2025 earnings call
4. Company's Q1 2025 earnings call., midpoint of $66-$72 billion range
5. Represents LTM August 2025 capex
6. Company's Q2 2025 earnings call, midpoint of $20-$23 billion range
7. Reuters

CONFIDENTIAL | 11

CONFIDENTIAL | 12 $ 6.8 T $ 4,469 1988 1995 2002 2009 2016 2023 2030E GDP Per Capita INDIA’S GROWTH IS SOARING SPURRING NEW INVESTMENT India is among the fastest-growing economies, driven by rising per capita income and economic reforms attracting strong investor interest 1. Source: IMF, World Bank and Government of India 2. BCG, Deloitte Report GDP Growth 1988-20301 (GDP in USD Trillions; Per capita in USD) India’s GDP in 2030 is expected to be $6.8T, with a CAGR of 7.8% from 1988 GDP is expected to be $4,469 per capita by 2030 Key Growth Factors Increased Foreign Investment Inflow1 6.5% 3.4% 1.4% 2.1% 2.5% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% 9.0% 10.0% 2024 2025P 2026P 2027P 2028P India China UK US Brazil India’s Rapid Growth vs Other Countries • Rising per capita income ($2.8k in 2025 to $4.5k in 2030) and favorable demographics - highest young population with 381.5mm individuals, among the major economies • Rise in the urban population as a percentage of total population • Digitization aided by technology to play pivotal role in the growth of economy • Economic reforms and improved ease of doing business 62 74 82 84 71 71 81 FY19 FY20 FY21 FY22 FY23 FY24 FY25P USD billions Indian AI Market Poised to Grow2 1.5 8.0 17.0 2020 2024 2027E (USD in billions) 3

CONFIDENTIAL | 13 India’s data center supply is growing rapidly, driven by rising data consumption and the push for localized AI compute Data Centers Are Expected to See Continued Growth… Indian IT MW Supply1 Projected 15% CAGR between ’25 – ’27 vs. that of the U.S., which is expected to grow at 13% CAGR2 1. JLL: India’s Data Center Capacity to Reach 1.8 GW by 2027 (April 9, 2025) – JLL provided data for 2019, 2022, 2025, and 2027, while this presentation assumes a linear increase in-between these years 2. Green Street: Global Data Center Outlook (January 15, 2025); 2025E-2027E U.S. CAGR extrapolated from data available within the report 3. CBRE: Global Data Center Trends 2024 (Q1 2024) 4. Business standard: India's data centre industry now worth $10 bn, shows explosive growth (March 24, 2025) Projected 23% CAGR between ‘19 – ’27 … While India Has Significant Room for Data Center Growth3 Total Data Center Inventory (MW) as of Q1 2024 2,523 1,062 950 892 874 773 718 613 573 Northern Virginia London India Tokyo Frankfurt Sydney Singapore Hong Kong Dallas 350 474 598 722 948 1,174 1,400 1,613 1,825 0 200 400 600 800 1,000 1,200 1,400 1,600 1,800 2,000 2019 2020 2021 2022 2023 2024 2025 2026 2027 Key Growth Drivers for Data Centers in India INDIAN DATA CENTER MARKET WELL POSITIONED TO BENEFIT FROM AI DEMAND TAILWINDS 3 Data Localization & Policy Push DPDPA reinforces need for in-country data storage Enterprise IT Modernization Shift to colocation and managed data center services Rapid Expansion of Internet Users 795 million in 2022 to 1.2 billion in 2029 Surge in Digital Transactions >18 billion monthly UPI transactions driving backend infrastructure needs Internet Penetration & Data Consumption Growth 33.4% in 2019 to 55.2% in 2024 (data consumption up nearly 10 GB/month4)

CONFIDENTIAL | 14 Yotta’s exclusive agreement with Microsoft in India could generate up to $200mm+ in revenue for Azure over the next three years Exclusively delivers the full power of Azure AI to Indian enterprises, public sector entities, and developers and combines global AI innovation with sovereign infrastructure, enabling secure, scalable, and cost-efficient AI adoption + Services Provided Exclusive Azure AI Access in India End-to-End AI Lifecycle Support Developer & Enterprise Ready Cost-Effective, Scalable, Future-Ready Trusted Partner 4 AGREEMENTS WITH TOP GLOBAL CLOUD & AI SERVICE PROVIDERS

CONFIDENTIAL | 15 Yotta powers Ananta, a government community cloud platform serving government entities, PSUs and high-performing Navratna companies, with complete design, implementation and management by Yotta Yotta powers India’s sovereign cloud by providing Infrastructure as a Service (IaaS), Platform as a Service (PaaS), and Software as a Service (SaaS) to India’s National Informatics Centre (NIC) and the Software Technology Parks of India (STPI) Yotta powers their GovCloud, branded as Meghraj, one of the world’s largest government cloud infrastructures, built to support national security, compliance and innovation at scale, leveraging the open-source CloudStack ecosystem for seamless integration and performance 4 SOVEREIGN CLOUD PARTNERSHIPS UNLOCKS $500MM OPPORTUNITY Yotta has contracted with two of the largest Government of India-owned Technology Service Providers under India’s Ministry of Electronics and Information Technology (MeitY), the National Informatics Centre (NIC) and the Software Technology Parks of India (STPI)

CONFIDENTIAL | 16 DIVERSE AND LOYAL CUSTOMER BASE SUPPORTING IMPRESSIVE MARGINS Yotta’s highly diversified customer base generates significant ARR across different lease structures Note: Others* includes Higher Education & Research, Congo, Services, Manufacturing and Media & Entertainment 1. Based on current colocation, managed services and GPU ARR 2. Assumes $USD/INR of ₹85.5 as of October 2025; For leases with a range of months, the lowest figure was used (lease for 0-6 months considered in 6 months tenure) 3. Per management assumptions; AI services segment 1 31% 31% 31% 31% 27% 27% 27% 28% 59% 59% 59% 59% 63% 63% 63% 62% 10% 10% 10% 10% 10% 10% 10% 11% $401.9 $401.9 $401.9 $401.9 $376.8 $376.8 $376.8 $365.3 Jun-25 Sep-25 Dec-25 Mar-26 Jun-26 Sep-26 Dec-26 Mar-27 AI Services ARR2 ($ in millions) >70% EBITDA margin3 And continuing to improve as revenue mix shifts toward AI Services 18,432 (H100 /H200/B200 GPUs) ~$373.6mm FY 27E AI Services Contracted ARR Customer Mix by Sector 48% 13% 12% 9% 8% 11% IT & ITES Pharma Enterprise Government Hyperscalers Others* ~4 year average contract term1 ~31.92% of Yotta’s ARR comes from long-term contracts at D1 and NMDC data centers 4 ~$121mm FY26E AI Services Contracted ARR2 H100 B200 H200

ROBUST CUSTOMER AND ARR PIPELINE PROVIDES REVENUE VISIBILITY

4

YOTTA

Yotta's ~$727mm ARR pipeline comprises a set of blue-chip customers


~$727mm ARR Pipeline[1]
Preliminary Discussions
(Up to 25% Prob.)
~$713mm ARR
Bidding
(25%-75% Prob.)
~$7mm ARR
Finalizing
(75%+ Prob.)
~$6.3mm ARR
~$373.6mm FY 27E
AI Services Contracted ARR

DIVERSE SET OF CUSTOMER END-MARKETS


Hyperscalers & Gaming
Financial Services & Fintech
Manufacturing
Media & Entertainment
Pharma & Healthcare
Tech & Telecom
Indian Start-Ups

1. Sales cycle for colocation is ~6-12 months, MS + Cloud is ~3-6 months and AI Services is ~1-3 months

CONFIDENTIAL | 17

UNIQUE LAND BANK WITH PLANNED POTENTIAL IT CAPACITY OF NEARLY 900 MW ALREADY UNDERWAY

5 YOTTA

Yotta's state-of-the-art existing and planned infrastructure offers unparalleled AI compute capacity

53 MW	892+ MW	~95 Years	$3.5 million	$2.75 million
Live IT Capacity	Potential IT Capacity[1]	Average Lease Term	Cost Per Hyperscale Colocation MW	Cost Per Enterprise Colocation + Managed Services & Cloud MW

Near-100% Uptime[2]

Dense Network Connectivity


Gift City
Delhi NCR
210+ MW
Powai
Navi Mumbai
320+ MW
Pune
105+ MW
2026[4]
Dhaka[3]
Chennai
175+ MW
2027[4]
Active
Under Planning
Under Permitting
Note: Potential IT capacity shown on map[1]

Security & Scalability

Transparency & Control

1. Represents management's estimates that may change as the development process proceeds and/or utilization of the data center is determined
2. Tier III – 99.982% uptime, Tier IV – 99.995% uptime
3. Dhaka data center will be developed pending clarity on the stability of the political regime
4. Represents management's estimates of launch year for planned projects that may change as the development process proceeds and/or utilization of the data center is determined

CONFIDENTIAL | 18

5 YOTTA

DIRECT ACCESS TO POWER GRID

Through vertical integration across energy infrastructure, Yotta has direct access to power enabling the Company to be extremely nimble, servicing evolving demand for powered data centers with speed and flexibility

- Vertical integration offers Yotta **direct access to the power grid** as power becomes an increasingly constraining factor in data center growth
- **Obtained sought-after approval as a distribution utility – allowing Yotta to execute power delivery from their owned substations** to each data center campus without reliance on unaffiliated third parties
- Substation infrastructure **allows Yotta to scale up power capacity with reduced permitting and distribution times**
- **Total cost saving** for customers was **~17%**, compared to the incumbent power distributor and our NM1 campus

Illustrative Example


110 kV
Step-Up Station
Transmission
Generator
33 kV
Substation
Primary Distribution
11 kV
Secondary Distribution
433 V
Yotta Data Center

Owning the ecosystem accelerates power access for expansion

CONFIDENTIAL | 19

CONFIDENTIAL | 20 Combining the Hiranandani family’s real estate empire & Sunil Gupta’s data center services expertise Deep history in real estate development including building multiple data centers Expertise in land, permitting, electricity / power and infrastructure Have built full scale data center parks with 530MW+ of projected power capacity1 Proven success in collaboration with Sunil Gupta, since joining forces in 2019, have already delivered three data centers, with more planned Over 30 years in data center space; started building India’s first “at scale” data centers in early 2000s Built more than 20 data centers along with cloud and managed services businesses over career, accelerating when hyperscalers entered the Indian market First mover advantage in software and early to HPC-as-a-Service Yotta is poised to capture long-lasting demand from cloud infrastructure and AI The Hiranandani Family Sunil Gupta 1. MW capacities for NM1 and D1 are projected and subject to future development SYNERGISTIC COMBINATION OF REAL ESTATE, POWER AND DATA CENTER EXPERIENCE 6

FINANCIALS & TRANSACTION OVERVIEW

YOTTA FINANCIAL SUMMARY

YOTTA

Summary income statement information and projections

← Contracted →

($ millions)	Fiscal Year - Audited Mar'23A	Fiscal Year - Audited Mar'24A	Fiscal Year - Audited Mar'25A	Fiscal Year Mar'26E	Fiscal Year Mar'27E	NTM Oct'25 - Sep'26E	CYE Dec'26E
Revenue Breakdown							
Hyperscaler Colo			$18.9	$19.4	$26.0	$21.3	$23.3
Enterprise Colo + MS & Cloud			$48.5	60.2	92.4	$75.4	$83.9
AI Services			$18.1	121.4	373.6	$280.6	$343.4
Core Revenue	**$15.0**	**$44.2**	**$85.5**	**$201.0**	**$492.1**	**$377.3**	**$450.7**
Non-Core Revenue	7.0	8.3	9.6	5.1	3.4	$2.8	$3.1
Total Revenue	**$22.0**	**$52.5**	**$95.1**	**$206.1**	**$495.4**	**$380.2**	**$453.7**
Expense Breakdown							
Power Expense	$0.0	$0.0	$0.0	$20.1	$42.8	$33.4	$39.4
Third Party Fees	7.5	7.1	13.2	14.5	16.4	18.0	17.8
Depreciation	10.5	21.2	37.3	100.8	164.5	142.0	156.8
Non-Core Expenses	7.3	9.8	8.7	5.1	3.3	2.8	3.0
Cost of Revenue	**$25.4**	**$38.2**	**$59.3**	**$140.5**	**$227.0**	**$196.2**	**$217.0**
Gross Profit (Loss)	**($3.4)**	**$14.3**	**$35.8**	**$65.6**	**$268.4**	**$183.9**	**$236.8**
Gross Margin	*(15.3%)*	*27.3%*	*37.7%*	*31.8%*	*54.2%*	*48.4%*	*52.2%*
Sales & Marketing	$1.2	$1.6	$3.3	8.6	$8.1	$9.1	$8.5
SG&A	3.4	4.8	4.5	11.2	18.5	16.5	17.9
AMC	1.9	3.1	5.8	7.2	8.0	7.8	8.1
Manpower	7.3	5.9	15.9	23.3	44.9	38.2	42.8
Fuel	1.1	3.4	10.2	0.1	0.2	0.2	0.2
Other Direct Costs	4.9	5.8	9.4	5.3	9.4	7.9	8.8
EBIT	**($23.1)**	**($10.3)**	**($13.4)**	**$9.8**	**$179.3**	**$104.3**	**$150.4**
Depreciation	10.5	21.2	37.3	100.8	164.5	142.0	156.8
Interest Income	2.8	5.3	7.1	9.3	21.4	10.7	15.5
EBITDA	**($9.8)**	**$16.2**	**$31.0**	**$119.9**	**$365.2**	**$257.0**	**$322.7**
EBITDA Margin	*(44.6%)*	*31.0%*	*32.6%*	*58.1%*	*73.7%*	*67.6%*	*71.1%*
Non-Core Gross Profit	$0.3	$1.5	($0.9)	($0.0)	($0.0)	($0.0)	($0.0)
Interest Income	(2.8)	(5.3)	(7.1)	(9.3)	(21.4)	(10.7)	(15.5)
Core EBITDA	**($12.3)**	**$12.5**	**$23.1**	**$110.6**	**$343.7**	**$246.2**	**$307.2**
Core EBITDA Margin	*(82.1%)*	*28.2%*	*27.0%*	*55.0%*	*69.9%*	*65.3%*	*68.2%*
EBIT	**($23.1)**	**($10.3)**	**($13.4)**	**$9.8**	**$179.3**	**$104.3**	**$150.4**
Remuneration to Founder Chairman & Co-founder CEO				(4.4)	(13.7)	(9.8)	(12.3)
(-) Net Interest Expense	(30.0)	(44.2)	(53.3)	(97.8)	(123.4)	(120.5)	(128.8)
(+/-) Taxes	(0.1)	1.0	(0.6)	-	0.3	0.3	0.3
PAT	**($53.2)**	**($53.6)**	**($67.3)**	**($92.4)**	**$42.5**	**($25.7)**	**$9.6**

1 Exponential growth in the AI services market propels Yotta's potential topline growth, generating enduring demand for rigorous data processing capabilities

2 Yotta is seeking to capitalize on an increasing margin profile through strong operational leverage from the Company's vertically integrated structure

3 Recent projections signal a potential strong upward shift in EBITDA, primarily driven by large-scale government investments **(India AI)** and current contractual commitments with major global brands **(NVIDIA, Microsoft)**

CONFIDENTIAL | 22

CONFIDENTIAL | 23 High-quality, recurring revenue mix and contracted government investment supports increased EBITDA forecast1 STRONG FINANCIAL TRENDS (USD in millions) 1. The Company’s fiscal year ends on March 31 Historical & Projected Revenue Profile Historical & Projected EBITDA / Margin Profile $22.0 $52.5 $95.08 $206.1 $495.4 FY 2023A FY 2024A FY 2025A FY 2026E FY 2027E Total Revenue ($9.8) $16.2 $31.0 $119.9 $365.2 31.0% 32.6% 58.1% 73.7% FY 2023A FY 2024A FY 2025A FY 2026E FY 2027E EBITDA EBITDA Margin (USD in millions) (USD in millions) Projected 118% CAGR between FY 23A – FY 27E Projected 147% CAGR between FY 23A – FY 27E

STRONG FINANCIAL TRENDS (CONTINUED)

YOTTA

High-quality, recurring revenue mix and contracted government investment supports increased EBITDA forecast[1]

(USD in millions)

Foundation Building	Stabilization	Scaled Growth Horizon	Potential Upside
Performance lower than originally projected particularly across AI Services, MS+ Cloud, and Colo	Operations across all major segments became more predictable	Recent projections signal a strong upward shift in operational performance, primarily driven by large-scale government investments **(India AI)** and current contractual commitments with major global brands **(Nvidia, Microsoft)**	Upside scenario outside of base case projections represent several potential projects

Core Revenue Bridge



$1,200
$1,000
$800
$600
$400
$200
-
$143
($58)
($6)
-
$80
$4
$2
-
$86
$103
$12
-
$201
$252
$39
-
$492
$140
$250
$94[3]
$976
Apr-24[2]
AI Services - India AI
Data Center Services
Colo
Dec-24[2]
AI Services - India AI
Data Center Services
Colo
YE 25A
AI Services - India AI
Data Center Services
Other
YE 26E
AI Services - India AI
Data Center Services
Other
YE 27E
AI Services - MSFT (Software)
Data Center Services - NIC | STPI
B200 (India AI - 20% Share)
Upside (Incl FY 27E Revenue)

Core EBITDA Bridge



$700
$600
$500
$400
$300
$200
$100
-
$71
($32)
($15)
($5)
$19
$2
$2
$1
$23
$71
$16
$1
$110
$193
$37
$3
$343
$109
$134
$23[3]
$610
Apr-24[2]
AI Services - India AI
Data Center Services
Colo
Dec-24[2]
AI Services - India AI
Data Center Services
Colo
YE 25A
AI Services - India AI
Data Center Services
Other
YE 26E
AI Services - India AI
Data Center Services
Other
YE 27E
AI Services - MSFT (Software)
Data Center Services - NIC | STPI
B200 (India AI - 20% Share)
Upside (Incl FY 27E EBITDA)
Total Core Revenue / Core EBITDA Figure
Increase
Decrease

1. The Company's fiscal year ends on March 31
2. Figures representative of Company's FY25E projections
3. B200 GPUs under revenue sharing with 80 / 20 split between Yotta and third-party investor

CONFIDENTIAL | 24

TRANSACTION OVERVIEW

YOTTA

Funds to be used for continued growth of the business

Commentary

- Implied pro forma enterprise value of ~$4bn
- Current Yotta shareholders are expected to retain approximately 82.7% ownership in Yotta (assuming redemptions of 14% of Cartica's public shares, which is 50% of the maximum redemptions permitted by Cartica's charter in connection with the transaction) and roll 100% of their equity interests into the pro forma company
- Transaction is expected to result in approximately $475mm of cash added to Yotta's balance sheet to go towards funding its business plan
- Yotta's net debt at closing is expected to be ~$829mm inclusive of $300mm of unsecured perpetual debt outstanding (estimated as of July 15, 2025)

Implied Pro Forma Enterprise Value

Implied Pro Forma Enterprise Value	
($ in millions, except per share data)	
Assumed Share Price at Closing	$12.47
Pro Forma Shares Outstanding (in mm)	266.703
Total Common Equity Value	**$3,326**
(+) Pro Forma Debt[1]	$1,026
(+) Unsecured Perpetual Debt[2]	300
(–) Pro Forma Cash[1,3]	(497)
Implied Enterprise Value	**$4,155**

Pro Forma Ownership

Pro Forma Ownership	*Pro Forma Shares*	*Pro Forma %*	*Amount ($)*
($, shares in mm)			
Cartica Public Shareholders	0.603	0.2%	$7.5
PIPE Investors	0.767	0.2%	9.6
Public Warrants	11.500	3.5%	143.4
Private Warrants	15.900	4.9%	198.3
Sponsor Shares	4.087	1.3%	51.0
Nidar Shareholders	278.275	85.1%	3,470.6
Other	15.820	4.8%	197.3
Total	**326.952**	**100.0%**	**$4,077.7**

1. At the redemption price/share valuation assumed to be $12.47 at closing
2. Assumes redemptions of 11.6% of Cartica's public shares (which is 50% of the maximum redemptions in connection with the transaction while satisfying the Merger Agreement's closing condition with respect to "Minimum Balance Sheet Cash")
3. Includes 1.0mm shares to be allocated to investors who agreed not to redeem their Cartica shares in connection with Cartica's shareholder vote on June 30, 2023, approving the extension of Cartica's deadline to consummate a business combination to April 7, 2024. Includes 4.1mm shares subject to forfeiture based on certain financing events and certain trading price increases as described further in the Registration Statement

Sources & Uses

Sources	
($ in mm)	
Cartica Cash in Trust[4]	$15
Estimated New PIPE Investment	500
Nidar Equity Rollover[5]	2,750
Total Sources	**$3,265**
Uses	
($ in mm)	
Cash to Balance Sheet	$467
Estimated PIPE Fees	23
Transaction Fees	25
Nidar Equity Rollover[5]	2,750
Total Uses	**$3,265**

Note: Tables do not include 27.4mm of outstanding warrants (11.5mm public warrants and 15.9mm private placement warrants), each with an exercise price of $11.50 and which are not currently exercisable

1. As of Q2 FY 2026 (Sep 2025)
2. Unsecured perpetual debt is a loan from the majority Nidar shareholder
3. Includes estimated cash proceeds from the contemplated PIPE investment, cash & cash equivalents, deposits between 3 and 12 months, and deposits greater than 12 months that Nidar may access at any time, subject to certain conditions
4. Assumes redemptions of 11.6% of Cartica's public shares (which is 50% of the maximum redemptions in connection with the transaction while satisfying the Merger Agreement's closing condition with respect to "Minimum Balance Sheet Cash") and a redemption price assumed to be $12.47 at closing.
5. For purposes of this presentation, equity value is based on an agreed Enterprise Value and derived from the following assumptions: (A) the maximum net debt ($1.325bn) permitted by the Business Combination Agreement being the actual net debt of Nidar at closing and (B) zero Nidar cash at closing; actual equity value will depend on net debt and cash at closing

CONFIDENTIAL | 25

CONFIDENTIAL | 26 73% 71% 53% 61% 51% 46% 62% 62% Calendar Year ’27 EBITDA Margin PEER COMPANY BENCHMARKING Calendar Year ’25-’27 Revenue CAGR Mean: 217% 151% Median: 188% 146% Note: All data as of September 29, 2025; all data has been calendarized to end December 31; peer company forward figures from FactSet and CapIQ 1. Yotta financials are for Nidar Infrastructure Group, the parent company to Yotta 2. Represents Yotta upside case using management’s FY upside revenue projections and calendarizing assuming no seasonality. Assumes FY28 upside revenue is equal to FY27 upside revenue 3. Assumes Calendar Yead End November 4. Assumes EBITDA margin consistent with base case projections Mean: 62% 55% Median: 61% 56% Data Center / Cloud Services Core Data Center 1 1,2 Data Center / Cloud Services Core Data Center 4 73% 87% 100% 183% 280% 188% 108% 113% 179% 205% 3 3

CONFIDENTIAL | 27 PEER COMPANY BENCHMARKING Note: All data as of September 29, 2025; all data has been calendarized to end December 31; peer company forward figures from FactSet and CapIQ 1. Yotta financials are for Nidar Infrastructure Group, the parent company to Yotta 2. Represents Yotta upside case using management’s FY upside revenue projections and calendarizing assuming no seasonality. Assumes FY28 upside revenue is equal to FY27 upside revenue 3. Assumes EBITDA margin consistent with base case projections 4. Assumes Calendar Yead End November Calendar Year ’27 EV / EBITDA Calendar Year ’26 EV / EBITDA Mean: 21.5x 29.3x Median: 11.4x 25.3x Mean: 8.7x 14.6x Median: 6.9x 15.0x Data Center / Cloud Services Core Data Center 1 1,2,3 Data Center / Cloud Services Core Data Center 1 1,2,3 12.9x 11.2x 10.1x 43.1x 11.4x 19.1x 14.5x 52.1x 31.5x 10.7x 9.4x 6.9x 12.9x 6.2x 17.4x 12.6x 17.9x 10.4x 4 4

APPENDIX

NON-IFRS RECONCILIATION

($ millions)	2023A	2024A	2025A
Profit / (Loss) after tax	($53.2)	($53.7)	($67.3)
(+) Non-Controlling interest	0.0	0.2	0.2
(+) Tax	0.1	(1.0)	0.6
(+) Finance Cost	32.7	49.5	60.5
(+) Depreciation and Amortization Expenses	10.5	21.2	37.3
(-) Finance Income	(2.0)	(4.4)	(6.5)
(-) Other Income	(0.8)	(0.9)	(0.6)
EBITDA	**($12.6)**	**$11.1**	**$24.1**
Revenue from contract with customers	$22.0	$52.7	$95.1
(-) Other operating income	0.0	(0.2)	0.0
Derived Revenue for Margin (A)	22.0	52.5	95.1
Derived EBITDA (B)	(12.6)	11.1	24.1
EBITDA Margin (B/A)	**(57.3%)**	**21.2%**	**25.3%**
Revenue from contract with customers	$22.0	$52.7	$95.1
(-) Other Operating Income	0.0	(0.2)	0.0
(-) Sale of Equipments	(2.8)	(0.3)	(0.0)
(-) Power distribution, facility management and related services	(1.7)	(1.8)	(1.4)
(-) Data centre construction	(2.5)	(6.1)	8.2
Core Revenue	**$15.0**	**$44.2**	**$101.9**
Profit / (Loss) after tax	($53.2)	($53.7)	($67.3)
(+) Non-Controlling interest	0.0	0.2	0.2
(+) Tax	0.1	(1.0)	0.6
(+) Finance Cost	32.7	49.5	60.5
(+) Depreciation and Amortization Expenses	10.5	21.2	37.3
(+) Cost of DC Construction	2.5	6.0	8.0
(+) Cost of Equipments	2.4	0.3	0.0
(+) Cost of Power Purchased	2.4	3.5	0.7
(-) Finance Income	(2.0)	(4.4)	(6.5)
(-) Other Income	(0.8)	(0.9)	(0.6)
(-) Sale of Equipments	(2.8)	(0.3)	(0.0)
(-) Power distribution, facility management and related services	(1.7)	(1.8)	(1.4)
(-) Data centre construction	(2.5)	(6.1)	(8.2)
Core EBITDA	**($12.3)**	**$12.7**	**$23.3**
Revenue from contract with customers	$22.0	$52.7	$95.1
(-) Other Operating Income	0.0	(0.2)	0.0
(-) Colocation, Cloud and IT Management Services	(9.7)	(37.7)	(77.2)
(-) Network and Connectivity	(5.3)	(6.6)	(8.3)
Non-Core Revenue	**$7.0**	**$8.3**	**$9.6**
Derived EBITDA	($12.6)	$11.1	$24.1
(-) Derived Core EBITDA	12.3	(12.7)	(23.3)
Non-Core EBITDA	**($0.3)**	**($1.6)**	**$0.8**

CONFIDENTIAL | 29

CONFIDENTIAL | 30 ASSUMPTIONS UNDERLYING PROJECTIONS MW and GPU Deployment Assumptions MW: Driven primarily by (i) data center construction plan, (ii) GPU acquisition and deployment schedule, and (iii) anticipated customer demand from Nidar’s existing pipeline In the forecast, the allocation of MW to each business line is driven by (i) the existing customer demand and pipeline for each of Nidar’s business lines and (ii) a priority for higher revenue per MW. The forecast anticipates average 67.3 IT MW in operation in the fourth quarter of fiscal year 2026 with 27MW allocated to Hyper scalers, 22.0MW to Enterprise co-location and managed services and the remaining 18.3MW to AI. The construction timeline in the forecast is based on (i) Nidar’s historical experience managing data center construction at NM1 and D1 and earlier builds for other customers, (ii) existing contracts with contractors and other construction service providers and includes (iii) Nidar’s estimate of the receipt of all government approvals required to build and commission each data center. GPU Deployment: Management has modeled delivery of 14,336 GPUs through fiscal year 2026, based on anticipated customer demand ramp up, delivery guidance from NVIDIA, and estimated three-month lead-time needed to operationalize GPUs.

CONFIDENTIAL | 31 ASSUMPTIONS UNDERLYING PROJECTIONS (CONT’D.) Revenue, Pricing, Utilization Assumption – Hyperscaler and Enterprise Colocation, Managed Services and Cloud Nidar’s revenue projections for the period are based on existing contracts and its current order book. Nidar has flexibility to dynamically allocate power between racks and floors within data centers to meet demand for its business lines (Hyperscaler Colocation, Enterprise Colocation + Managed Services & Cloud, and AI Services) and maximize total MW utilization. Hyperscaler Colocation: Hyperscaler and Enterprise colocation, managed services, and cloud revenue is based on existing customer contracts and order book. Revenue growth in the Enterprise co-location, managed services, and cloud business is driven by Nidar’s recent agreement with two Indian government agencies, NIC and STIP. Nidar is one of two cloud providers selected. These agreements represent an annual revenue potential of between $125 million to $175 million when fully transitioned from their existing cloud-based platform. NIC is the primary technology backbone for the government of India’s digital initiatives and STPI focuses on promoting and facilitating the growth of India’s software and IT industry. Fiscal year 2026 revenue of $19.44 million, an increase of 2.4% from the prior fiscal year, is based on current contracted annual recurring revenue Pricing is based on market rates and Nidar’s current contracts, modeled at ~$67 / KW / Month by the fourth quarter of fiscal year 2026. Capacity utilization is assumed to be 90% through the duration of the projected period, driven by existing customer demand. Enterprise Colocation + Managed Services & Cloud: Fiscal year 2026 revenue of $60.2 million, an increase of 24.1% from the prior fiscal year, is based on current contracted annual recurring revenue. Pricing is based on current contracts of $~239.6 / KW / Month for fiscal year 2026 for its Enterprise Colocation + Managed Services & Cloud offering. Management assumes pricing is held flat (in rupees). Capacity utilization is 85%, driven by the existing customer demand.

CONFIDENTIAL | 32 ASSUMPTIONS UNDERLYING PROJECTIONS (CONT’D.) Revenue, Pricing, Utilization Assumption – AI Services and Non-Core Line Items AI Services: The most significant area of revenue growth is in AI services. From April to Sep, Nidar was awarded two significant contracts with the India AI Mission, a three-year Indian government AI initiative and order from Private customer for 2,048 H200 GPUs. The three-year contracts provide for 5,832 H100s and 8,192 B200s at a rate of ~$1.60 and $3.3 per GPU hour to India AI mission and 2,048 H200 GPUs at a rate of $2.2 per GPU per hour respectively, representing an annual revenue potential of approximately $358.025 million. Currently all 8,192 H100s are operational with another 2,048 H200 ordered purchased and to be delivered by Dec’25. The current order book for H100s, inclusive of India AI Mission, accounts for 8,192 H100s representing approximately $121mm in annual revenue. Contracts range from six months to five years, with the majority of contracts having a duration of one year or less. Nidar recently placed orders for the B200s. Based on discussions with NVIDIA, management expects them to be delivered and operational by March 31, 2026. The current assumptions underlying AI services revenue anticipate 8,192 H100s and 3,072 B200s are operational and generating revenue in March 2026. Nidar recently awarded an order for providing 2,048 H200 GPU’s which is expected to be delivered by Dec’25 and operationalized by Jan’26.This represents approximately $253.14 million in annual revenue based on current GPU hourly rates. And in June, 2025 Microsoft announced an agreement with Nidar to be its exclusive Azure AI partner in India. This three-year agreement, which begins in the third quarter of 2025, is expected generate $240 million in total revenue over the term of the agreement. Fiscal year 2026 revenue of $116.1MM, as compared to $18.4MM in fiscal year 2025 is based on current contracted annual recurring revenue. During the forecast period, operational GPUs increase from 5,336 in the first quarter of fiscal year 2026 to 11,000 in the fourth quarter of fiscal of 2026. Nidar assumes a blended rate of $1.75 / hour / GPU the first quarter of fiscal year 2026 based on current contracted revenue for H100, $2.2/hour/GPU/ for H200 and blended rate of $3.3 / hour/ GPU for B200 from the third quarter of fiscal year 2026. This considers (i) the mix of on-demand and reserved contacts, (ii) the pricing for on-demand and reserved contracts and (iii) additional GPU services, such as networking and storage. Nidar’s pricing strategy is based on its existing contracts with the goal to be priced more competitively than other HPCaaS competitors. Non-Core Line Items: Core Revenue and Core EBITDA exclude pass-through revenue along with the corresponding offsetting expenses Non-Core Revenue historically includes pass-through revenue All Non-Core revenue is forecast to be pass through at 0% margin (i.e. related expenses offset revenue)

CONFIDENTIAL | 33 ASSUMPTIONS UNDERLYING PROJECTIONS (CONT’D.) Cost of Goods Sold and Other Expenses Cost of goods sold assumptions include power costs and data center efficiency (PUE), third party fees, and depreciation: Power costs are assumed to be ~$102.2 / KWh based on tariffs obtained from the power grid and substations, while PUE is estimated to be 1.5 and reflects the efficiency of power consumption in Nidar’s existing data centers. Third party fees relate to ongoing software and license costs, and are held constant at 10% from 3Q FY2026E onwards. Depreciation assumes the following: AI Services Asset Life (i.e., GPUs and ancillary equipment) of 11 years Enterprise Colocation + Managed Services & Cloud Asset Life (i.e., servers and ancillary equipment) of 6 years Hyperscaler Colocation Data Center Asset Life (i.e., data center infrastructure, such as racks, cooling systems, power supply units, etc.) of 20 years Operational Expenses: Driven by overhead for different service lines, based on a percent of sales stemming from historical operations and management assumptions Operational expenses associated with AI Services and managing GPUs are informed by Nidar’s extensive discussions and guidance from NVIDIA

CONFIDENTIAL | 34 ASSUMPTIONS UNDERLYING PROJECTIONS (CONT’D.) Capital Expenditures and Financing Capital Expenditures: Projections for fiscal year 2026 assume an additional 7.8MW of IT capacity for first quarter, 7.5MW in 2nd quarter, 8.6 MW in third quarter and 14.3 MW in the final quarter of fiscal year 2026 bringing total IT MW capacity to an additional 38.2MW. Projections for fiscal year 2027 assume an additional 15.4 MW of IT capacity for the first quarter, 6.3 MW in the second quarter, 6.3 MW in the third quarter and 6.3 MW in the final quarter, bringing total IT MW capacity to an additional 34.2 MW. Capital expenditures for fiscal year 2026 are projected to total $989.2 million, with $816.2 million allocated to AI and GPU deployment, $94.0 million for Enterprise Colocation and managed services, and $79.0 million to the Hyper scaler business. Capital expenditures for fiscal year 2027 are projected to total $295.2 million, with $116.9 million allocated to AI and GPU deployment, $96.9 million for Enterprise Colocation and managed services, and $81.4 million to the Hyper scaler business. Hyperscale Colocation: Management assumes $3.5 million capex / MW design, based on historical operations, construction, and existing contracts Enterprise Colocation + Managed Services & Cloud: Management assumes $2.75 million capex / MW design, based on historical operations, construction, and existing contracts AI Services: Price per H100 and B200 GPUs and related infrastructure assumed to be $47,250 and $66,500, respectively based on guidance from NVIDIA (excludes overheads such as networking and storage, which are calculated separately) Financing: Through Nidar’s existing extensive debt facilities and banking relationships, it expects: Continual access to the debt markets, leveraging a large asset base to raise capital (~80% LTV assumed) Cost of capital through fiscal year 2026 is consistent with existing contractual interest rates Certain of the current debt facilities have been guaranteed by the Hiranandani family. It is contemplated that Nidar will indemnify the family for these guarantees, the details of which and any impact to the Financial Model will be disclosed when known. The Company has secured $663.4MM in financing from its existing lending relationships to finance the growth in the business through FY26. Terms are expected to be similar to those currently in place.

CONFIDENTIAL | 35 GLOSSARY • AI: Artificial Intelligence • API: Application Programming Interface – Set of protocols for building software applications • ARR: Annual Recurring Revenue – expected revenue to recur annually from the existing signed orders with customers under the assumption that they will be renewed as and when due. This also includes customer orders where revenue may be yet to commence or there may be a ramp-up phase • BFSI: Banking, Financial services and Insurance • CARR: Contracted ARR, which is ARR plus certain contracted amounts that may not generate IFRS revenue until months or years in the future • CFO: Cash Flow from Operations is the amount of cash a company generates from its core business activities • CFI: Cash Flow from Investing activities reflects the inflows and outflows resulting from investment activities such as capital expenditures • CFF: Cash Flow from Financing activities reflects the net flows of cash that are used to fund a company’s operations and capital expenditures • CPU: Central Processing Unit – Primary component executing instructions from a computer program • Core EBITDA: EBITDA associated with Core Revenue and associated variable expenses, as well as the Company’s operating expenses • Core Revenue: The Company’s Hyperscaler Colo, Enterprise Colo + MS & Cloud and AI Services revenue lines • CUDA: Compute Unified Device Architecture – NVIDIA parallel computing platform and programming model optimized for NVIDIA GPUs • D1: First data center at Greater Noida Campus • D2: Second data center at Greater Noida Campus • DC: Data center • DPDPA: India’s Digital Personal Data Protection Act of 2023 • Fiscal Year: Yotta’s fiscal year ends March 31 • GPU: Graphics Processing Unit – Specialized hardware optimized for parallel tasks, such as AI model training, graphics rendering, and others • GPU Node: Graphics Processing Unit Node – Computing server equipped with GPUs (often 8 GPUs per node) • InfiniBand: NVIDIA high-speed networking technology for data transfer in computing clusters • IoT: Internet of Things – Describes devices with sensors, processing ability, software and other technologies that connect and exchange data with other devices and systems over the Internet or other communications networks • IT: Information Technology • Kubernetes: Container orchestration architecture for automating application deployment, scaling, and management • ML: Machine Learning • MTSAs: Managed Trusted Service Agreements • MW: Megawatt – Notion of power commonly used for data center power output. 1 megawatt = 1 million watts • NM1: Data center at Navi Mumbai Campus

CONFIDENTIAL | 36 GLOSSARY (CONT’D.) • Non-Core EBITDA: The Company’s consolidated EBITDA, including margin associated with both Core and Non-Core revenue, as well as the Company’s operating expenses • Non-Core Revenue: Incremental revenue associated with Construction Revenue, Power Pass Through Revenue, and Resale Revenue • OTT: “Over-the-top” providers, which offer streaming video content directly to viewers over the internet, bypassing traditional cable or satellite services. • Pass-Through Revenue: Revenue gained through Power Distribution, Facility Management, and Related Services at little to no margin • PUE: Power Usage Effectiveness – Measure of data center energy efficiency: total power used over IT energy • Ready Reckoner Rate: The minimum valuation sets by the state government for properties in a particular area, serving as a benchmark for calculating various taxes, charges and fees related to property transactions, including stamp duty and registration fees • SLA: Service Level Agreement with customers which covers all key infrastructure elements of data center products • Stack: The collection of tools and applications used to build a particular technological solution • UPI: Unified Payments Interface, a digital payments system operational in India

CONFIDENTIAL | 37 RISK FACTORS Certain factors may have a material adverse effect on our business, financial condition and results of operations. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that could have a material adverse effect on our business, financial condition and results of operations. If any of the following risks actually materialize, they could have a material adverse effect on our business, financial condition and results of operations. In that event, you could lose part or all of your investment. All references in this section to “we,” “our” or “us” refer to both the business of Nidar Infrastructure Limited and its subsidiaries (collectively, “Nidar”) prior to the consummation of the proposed business combination (the “Proposed Business Combination”) with Cartica Acquisition Corp (“Cartica”) and to the business of the post-business combination public company and its subsidiaries. The list below is not exhaustive. It has been prepared solely for purposes of the private placement transaction and solely for potential private placement investors. It has not been prepared for any other purpose. You should carefully consider these risks and uncertainties, together with any other information provided to you, and you should carry out your own diligence and consult with your own financial and legal advisors concerning the risks and suitability of an investment in this offering before making an investment decision. Risks relating to the business and securities of Nidar and Cartica as well as the Proposed Business Combination will be disclosed in future documents filed or furnished by Nidar or Cartica with the U.S. Securities and Exchange Commission (“SEC”), including the documents filed or furnished in connection with the Proposed Business Combination. The risks and uncertainties presented in such filings will be consistent with those that would be required for a public company in its filings with the SEC, including with respect to the business and securities of Nidar and Cartica as well as the Proposed Business Combination. Accordingly, such risks and uncertainties may differ significantly from, and be more exhaustive than, those presented below. The risks described herein are not the only ones Nidar and Cartica face. Additional risks that are not currently known or that are currently believed to be immaterial may also impact our business, financial condition or results of operations. You should review the investor presentation and perform your own due diligence prior to making an investment in Nidar.

CONFIDENTIAL | 38 RISK FACTORS (CONT’D.) Risks Related to Yotta • Yotta’s business depends upon the demand for data centers. • Yotta faces significant competition, which may adversely affect the occupancy and rental rates of its data centers. • Any failure of Yotta’s physical or information technology or operational technology infrastructure or services could lead to significant costs and disruptions. • Failure to attract, grow and retain a diverse and balanced customer base, including key magnet customers, could harm Yotta’s business and operating results. • Yotta’s contracts with its customers could subject it to significant liability. • Yotta’s data centers may not be suitable for re-leasing without significant expenditures or renovations. • Yotta’s portfolio depends upon local economic conditions and is geographically concentrated in certain locations. • Yotta’s business and operations, and its customers, suppliers and business partners may be adversely affected by epidemics, pandemics or other outbreaks. • Yotta and its customers may experience supply chain or procurement disruptions, or increased supply chain costs, which may lead to delays. For instance: NVIDIA, the leading provider of AI chips (H100 GPUs), faces backlogs of 52+ weeks and TSMC, the main foundry supplying leading edge semiconductors for GPUs, expects its supply constraint to last at least until 2026. • Yotta may not be able to adapt to changing technologies and customer requirements, and Yotta’s data center infrastructure may become obsolete. • Many of Yotta’s costs, such as operating and general and administrative expenses, interest expense and real estate acquisition and construction costs, could be adversely impacted by periods of heightened inflation. • Yotta may have difficulty managing its growth. • Potential losses may not be covered by insurance. • Yotta could incur significant costs related to environmental matters, including from government regulation, private litigation, and existing conditions at some of its properties. • Yotta’s business could be adversely impacted if there are deficiencies in its disclosure controls and procedures or internal control over financial reporting. • Yotta is currently operating in a period of economic uncertainty and capital markets disruption, which could negatively affect its business and financial condition. • Yotta’s business could be harmed by increased costs to procure power, prolonged power outages, shortages or capacity constraints as well as restrictions on access to power. • Yotta experienced an information technology security breach in the past and may be vulnerable to future security breaches, which could disrupt its operations and have a material adverse effect on its business, results of operation and financial condition. • Any failure of Yotta’s physical infrastructure or negative impact on its ability to meet its obligations to its customers, or damage to customer infrastructure within its data centers, could lead to significant costs and disruptions that could reduce its revenue and harm its business reputation and financial condition. • If Yotta is unable to recruit or retain key executives and qualified personnel, including Yotta’s Chairman, Darshan Hiranandani, its business could be harmed. • Yotta depends on a number of third parties to provide internet connectivity to its data centers; if connectivity is interrupted or terminated, its results of operations and cash flow could be materially and adversely affected. • Because Yotta depends on the development and growth of a balanced customer base, including key magnet customers, failure to attract, grow and retain this base of customers could harm its business and results of operations. • Yotta may incur goodwill and other intangible asset impairment charges, or impairment charges to its property, plant and equipment, which could result in a significant reduction to its earnings. • Yotta’s construction of new data centers or data center expansions could involve significant risks to its business. • Yotta continues to invest in its expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments. • If Yotta is not able to generate sufficient operating cash flows or obtain external financing, its ability to fund incremental expansion plans may be limited. • Environmental regulations may impose upon Yotta new or unexpected costs. • Yotta’s business may be adversely affected by physical risks related to climate change and responses to it. • Changes in U.S. or foreign tax laws, regulations, or interpretations thereof, including changes to tax rates, may adversely affect Yotta’s financial statements and cash taxes. • Government regulation or failure to comply with laws and regulations may adversely affect Yotta’s business. • Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions. • Yotta may not be able to protect its intellectual property rights. • Yotta’s failure to detect and deter criminal or fraudulent activities or other misconduct by its employees could result in loss of trust from its customers and negative publicity, which would have an adverse effect on its business and results of operations. • Yotta is subject to laws and regulations in the United States and other countries in which it operates, including the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures.

CONFIDENTIAL | 39 RISK FACTORS (CONT’D.) Risks Related to Yotta (Cont’d) • It may be difficult for you to enforce any judgment obtained in the United States against Yotta, its directors or executive officers or its affiliates. • Others could claim that Yotta infringes, violates, or misappropriates their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to its reputation. • If Yotta fails to adequately protect its intellectual property rights and proprietary information in the United States and abroad, its competitive position could be impaired and it may lose valuable assets, experience reduced revenues and incur costly litigation to protect its rights. • Yotta’s failure to maintain long-term relationships with customers, particularly customers from which Yotta derives significant revenue, could have a material adverse effect on Yotta’s business, growth prospects and results of operations. • Yotta has a history of operating losses and may not achieve or sustain profitability in the future. • Yotta has a limited operating history, which makes it difficult to forecast its future results of operations. • Delays in customer payments and receivables may materially and adversely affect Yotta’s profits and affect its cash flows. • Yotta has entered into various agreements with its technology partners to collaborate on design and innovation of products and solutions. Any breach by Yotta of its obligations under such agreements could result in the imposition of financial penalties under such agreements, subject Yotta to litigation and adversely affect Yotta’s reputation, any of which could have a material adverse effect on its business, growth prospects, financial condition and results of operations. • Yotta incurs significant expenditures on components and it relies heavily on a limited number of third-party vendors to supply the components necessary to operate its data centers. Any adverse change in Yotta’s relationships with such third-party vendors or a significant increase in Yotta’s overall component costs could materially and adversely affect its business, financial condition and results of operations. • Yotta’s current order book value is not necessarily indicative of future growth. Further, some of the orders that constitute its current order book could be cancelled, put in abeyance, delayed, or not paid for by its customers, which could adversely affect Yotta’s financial condition, cash flows and results of operations. • Conditions and restrictions imposed on Yotta by the agreements governing its existing and any future indebtedness could materially and adversely affect its ability to operate its business. • Yotta may be unable to enforce its rights under some of the agreements executed by it on account of insufficient stamping, as required by applicable Indian law. • A substantial portion of Yotta’s assets is hypothecated or mortgaged in favor of lenders as security for some of its borrowings, which exposes Yotta to the risk that lenders may foreclose on the assets securing such borrowings in the event that Yotta fails to service its debt obligations, which may materially and adversely affect its business, financial condition, and results of operations. • Exchange rate fluctuations may adversely affect Yotta’s results of operations, as some portions of its revenues and expenditures are denominated in foreign currencies. • Unfavorable media coverage or negative publicity of companies with which Yotta has partnered could harm its brand, business, financial condition, cash flows and results of operations. • As Yotta has a limited operating history and has no history of profitable operations, there is a limited historical basis on which investors can make judgments regarding its ability to operate its business or its future results of operations, including its ability to achieve profitability on a sustained basis. Risks Related to Doing Business in India • Increases in the price of developable land or shortages of land available for future expansion of data centers would make it more costly to develop new data centers and could materially and adversely affect Yotta’s growth prospects and results of operations. • Yotta may not be able to successfully identify and acquire suitable land to develop new data centers or expand existing data centers, which may materially and adversely affect its business and growth prospects. • While acquiring land parcels or other properties for development purposes, Yotta’s diligence in connection therewith may not uncover all legal uncertainties and defects, which may have an adverse impact on its ability to develop and market projects on such lands and could result in unforeseen costs that may be material. • Some of Yotta’s data centers are on leave and license basis. Failure to comply with the conditions of the use of such property could result in an adverse impact on Yotta’s business and operations. Further, there can be no assurances that these leave and license agreements will be renewed upon termination or that Yotta will be able to obtain other premises on lease on the same or similar commercial terms. • Yotta operates primarily in India and is subject to a legal and regulatory environment that may differ in certain respects from that of other countries. • Any failure to obtain, renew and maintain requisite statutory and regulatory permits, licenses and approvals for Yotta’s operations from time to time may adversely affect its business. • A slowdown in economic growth in India could adversely affect Yotta’s business. • Increasing employee compensation in India may erode some of Yotta’s competitive advantage and may reduce its profit margins, which may have a material adverse effect on its business, financial condition, cash flows and results of operations. • Adverse geopolitical conditions, such as an increased tension between India and its neighboring countries, the Russia-Ukraine conflict and conflicts in the Middle East, could adversely affect Yotta’s business, results of operations and financial condition. Terrorist activity, or other acts of violence, including violence stemming from the current climate of political and economic uncertainty, could adversely impact Yotta’s business. • Political, economic or other factors that are beyond Yotta’s control may have an adverse effect on its business and results of operations. • Governmental actions and changes in policy could adversely affect Yotta’s business. • Yotta may be affected by competition law in India and any adverse application or interpretation of the Competition Act, which could adversely affect its business. • A downgrade in the credit ratings of India may affect the value of Yotta’s securities. • Yotta’s ability to raise foreign capital may be constrained by Indian law. • Any delays or unexpected costs in the development of Yotta’s existing space and developable land and new properties acquired for development may delay and harm its growth prospects, future operating results and financial condition. • Declining real estate valuations, impairment charges and illiquidity of real estate investments could adversely affect Yotta’s earnings and financial condition.

CONFIDENTIAL | 40 RISK FACTORS (CONT’D.) Risks Relating to Ownership of Yotta’s Securities • Yotta’s management team has limited experience managing a public company. • Yotta may be subject to securities class action and other litigation, which may harm its business and results of operations. • If securities or industry analysts do not publish research or reports about Yotta’s business, or publish negative reports about its business, its share price and trading volume could decline. • Yotta may not pay dividends and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of its ordinary shares. • There has been no prior market for Yotta’s ordinary shares and an active trading market for such securities may never develop or be sustained, which may cause its shares to trade at a discount and make it difficult to sell the shares. • The market price of Yotta’s ordinary shares may be volatile or may decline regardless of its operating performance, which could cause the value of your investment to decline. • Yotta is expected to be an “emerging growth company” within the meaning of SEC rules, and it cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make its ordinary shares less attractive to investors. • Following the Business Combination, Yotta is expected to be a “controlled company” within the meaning of Nasdaq listing rules and, as a result, will qualify for exemptions from certain corporate governance requirements. Yotta’s shareholders may not have the same protections afforded to shareholders of companies that are subject to such requirements. • As a result of becoming a public company, Yotta will incur increased costs and become subject to additional regulations and requirements, which could lower its profits, make it more difficult to run its business or divert management’s attention from its business. • Yotta’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on its business and the market price of its ordinary shares. • You may be diluted by the future issuance of additional ordinary shares in connection with Yotta’s incentive plans, acquisitions or otherwise. • Cartica Acquisition Partners, LLC (“the Sponsor”), Yotta, certain employees and certain founder shareholders may have interests that conflict with other shareholders and the employees may sell additional shares, or the market perception of such sale may cause the market price of Yotta’s ordinary shares to decline. • Yotta has substantial debt and face risks associated with the use of debt to fund its business activities, including refinancing and interest rate risks. • Yotta’s growth depends on external sources of capital which are outside of its control and failure to generate or raise sufficient funds for working capital could materially and adversely affect its business and growth prospects. Risks Related to the Proposed Business Combination • Events, changes or other circumstances, many of which are beyond the control of Nidar and Cartica, could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Proposed Business Combination. • The Proposed Business Combination may disrupt current plans and operations of Nidar. • If the Proposed Business Combination’s benefits do not meet expectations of investor or securities analysts, the market price of Cartica’s securities, or following the consummation of the Proposed Business Combination, the combined company’s securities, may decline. • The valuation ascribed to the combined company may not be indicative of the price that will prevail in the trading market following the Proposed Business Combination. If an active market for the combined company's securities develops and continues, the trading price of the combined company's securities following the Proposed Business Combination could be volatile and subject to wide fluctuations in response to various factors, which could contribute to the loss of all or part of your investment. • Both Nidar and Cartica will incur significant transaction costs in connection with the Proposed Business Combination. • Cartica and Nidar may not successfully or timely consummate the Proposed Business Combination, including due to a failure to satisfy the minimum cash condition, any required regulatory approvals not being obtained, being delayed or subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Proposed Business Combination, or the approval of the shareholders of Nidar or Cartica not being obtained. • The consummation of the Proposed Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Proposed Business Combination may not be consummated. • Since the Sponsor has interests that are different, or in addition to (and which may conflict with), the interests of the public shareholders of Cartica, a conflict of interest may exist in determining whether the Proposed Business Combination is an appropriate business combination. Such interests include that the Sponsor will lose its entire investment in Cartica if a business combination is not completed by January 7, 2026 or such later date approved by Cartica’s board of directors and its shareholders. • Legal proceedings in connection with the Proposed Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Proposed Business Combination. • Following the consummation of the Proposed Business Combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operation. • Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Nidar’s or the combined company's business, including the ability of the parties to consummate the Proposed Business Combination, and the financial condition and operational results of Nidar or the combined company.